AMENDMENT NO. 53

TO THE DECLARATION OF TRUST

OF NORTHERN FUNDS

(a Delaware statutory trust)

This Amendment No. 53 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Funds (the “Trust”) amends, effective January 31, 2022, the Agreement and Declaration of Trust of the Trust dated as of February 7, 2000, as amended (the “Declaration of Trust”).

WHEREAS, on November 18, 2021, the Trustees unanimously voted to approve changes to the name and designation of the Short-Intermediate Tax-Exempt Fund and Short-Intermediate U.S. Government Fund (each a “Fund”);

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. The name and designation of each such Fund listed in Column A in the table below is hereby changed to the corresponding name listed in Column B in the table below.

Column A – Fund Name	Column B – Fund Name as of January 31, 2022
Short-Intermediate Tax-Exempt Fund	Limited Term Tax-Exempt Fund
Short-Intermediate U.S. Government Fund	Limited Term U.S. Government Fund

2. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.